EXHIBIT 10.34

NON-EMPLOYEE DIRECTOR AWARD
GILEAD SCIENCES, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
RECITALS
A.    The Company maintains the Gilead Sciences, Inc. 2022 Equity Incentive Plan (as the same may be amended, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B. This Restricted Stock Unit Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of Common Stock to Participant in Participant’s capacity as a non-employee Director thereunder.
C. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Plan.
NOW, THEREFORE, the Company hereby awards Restricted Stock Units to the Participant named below upon the following terms and conditions:
1.Grant of Restricted Stock Units. The Company hereby awards to Participant, as of the Grant Date indicated below, Restricted Stock Units under the Plan (the “Award”), subject to the terms and conditions set forth in this Agreement. Each Restricted Stock Unit will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit.
AWARD SUMMARY

Participant:
Grant Date:
Number of Shares Subject to Award:
Vesting Schedule:	The Award will be fully vested on the Grant Date.

Issuance Schedule:
Unless Participant has made a timely deferral election with the Company in accordance with the applicable requirements of Section 409A of the Code to defer the issuance of Shares to one or more designated issuance or distribution dates or events beyond the otherwise applicable settlement date (a “Deferral Election”), the Shares will be issued no later than 30 days following the Grant Date. However, if Participant has made a timely Deferral Election, then the Shares will be issued in accordance with the terms and provisions of such Deferral Election, including the applicable distribution event and method of distribution. In the event of a Change in Control, the distribution provisions of Paragraph 5 will apply.

2.Limited Transferability. Prior to actual receipt of the Shares issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including through any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying Shares. However, any Shares issuable hereunder but which otherwise remain unissued at the time of Participant’s death will be issued and delivered to Participant’s designated beneficiary or beneficiaries of the Award, or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, to Participant’s estate. Participant may also direct the Company to re-issue the stock certificates (which may be in electronic form) for any Shares issuable under the Award (including pursuant to any Deferral Election) during Participant’s lifetime to one or more designated members of Participant’s Immediate Family.
3.Cessation of Service.
(a)Participant will not have any stockholder rights, including voting, dividend (except as provided in Paragraph 4(b)) or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance.
(b)Notwithstanding the foregoing, if and to the extent that the Award is outstanding on the record date for any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, and one or more Shares subject to the Award on such record date have not been delivered as of the payment date for such dividend or distribution and do not otherwise receive such dividend or distribution (i.e., those Shares are not otherwise treated as issued and outstanding for purposes of entitlement to the dividend or distribution pursuant to state law, the terms of such distribution or otherwise), then a special book account will be established for Participant and credited with a vested phantom dividend that is equivalent to the actual dividend or distribution which would have been paid on such Shares at the time subject to the Award had they been issued and outstanding and entitled to that dividend or distribution. The dividend equivalents will be distributed to Participant (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the Shares to which those dividend equivalents relate. Settlement of dividend equivalents will be subject to the Company’s collection of any applicable Withholding Taxes. The Administrator will have the sole discretion to determine the dollar value of any dividend or distribution paid other than in the form of cash, and its determination will be controlling.
4.Change in Control.
(a)If the Award is outstanding as of the effective date of a Change in Control, the Shares will be converted into the right to receive the same consideration per Share payable to the other stockholders of the Company upon consummation of that Change in Control, and such consideration per Share will be distributed to Participant either (i) as soon as practicable, and in all events within 30 days following the effective date of that Change in Control in the event that no Deferral Election applies to the Award or (ii) in accordance with the distribution provisions of that Deferral Election in the event that a Deferral Election applies to the Award.
(b)This Agreement will not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.Settlement of Award.
(a)On each date on which one or more Shares are to be issued in accordance with this Agreement and, if applicable, Participant’s Deferral Election, the Company will issue to or on behalf of Participant a stock certificate (which may be in electronic form) for those Shares and will concurrently distribute to Participant any dividend equivalents with respect to those Shares (in the form of additional Shares or such other form as the Administrator deems appropriate under the circumstances), subject in each instance to the Company’s collection of any applicable Withholding Taxes.
(b)Except as otherwise provided in Paragraph 4, the settlement of all Restricted Stock Units issuable under the Award will be made solely in Shares. In no event, however, will any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award (including any Shares issued in settlement of dividend equivalents) will, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.
(c)The issuance of Shares pursuant to the Award will be subject to compliance by the Company and Participant with all Applicable Laws relating thereto, as determined by counsel for the Company.
(d)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Award will relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, will use its reasonable best efforts to obtain all such approvals.
6.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or Participant’s broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should speak with Participant’s personal legal advisor on this matter
7.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant will be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s records or will be delivered electronically to Participant through the Company’s electronic mail system or through an on-line brokerage firm authorized by the Company to effect the sale of Shares issued hereunder. All notices will be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
8.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, and the legal representatives, heirs and legatees of Participant’s estate.
9.Construction; Interpretation. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Award. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” is not exclusive. Words in the masculine gender include the feminine gender, and where appropriate, the plural includes the singular and the singular includes the plural. All references to “including” shall be construed as meaning “including without limitation.”
10.Governing Law and Venue
(a)The interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without resort to its conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Restricted Stock Units is made or to be performed.
11.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
12.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
13.Section 409A. If Participant is a U.S. taxpayer, the terms and provisions of this Agreement will be applied and interpreted in a manner that complies with all applicable requirements of Section 409A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions will be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder.
14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
15.No Impairment of Rights. This Agreement will not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or its stockholders to remove Participant from the Board at any time in accordance with the provisions of Applicable Law.

16.Plan Prospectus. The official prospectus for the Plan is attached if the Award is the first Restricted Stock Unit award made to Participant under the Plan. Participant may obtain an additional printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event will any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.
19.Appendices A and B. Notwithstanding any provision of this Agreement to the contrary, if Participant resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Award and any Shares acquired under the Plan shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for Participant’s country, if any. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A and B constitute part of this Agreement.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

PARTICIPANT

By:

APPENDIX A

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
The provisions in this Appendix A apply to Participants that reside in a country outside the United States or who are otherwise subject to the laws of a country other than the United States and supplement, amend or replace the provisions in the Agreement, as applicable:
1.Transferability. The following replaces Paragraph 2 of the Agreement in its entirety:
Prior to actual receipt of the Shares, Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which remain unissued at the time of Participant’s death may be issued and delivered to Participant’s estate.
2.Acknowledgment of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)Participant’s participation in the Plan is voluntary;
(e)the Award and the Shares subject to the Award are for future services and should not be considered as compensation for, or relating in any way to, past services for the Company (or any Related Entity);
(f)the Award and Participant’s participation in the Plan will not be interpreted to form an employment relationship with the Company (or any Related Entity);
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s Continuous Service by the Company (for any reason whatsoever, whether or not later found to be invalid or in breach of the terms of Participant’s service agreement, if any), and in consideration of the grant of the Restricted Stock Units, Participant irrevocably agrees not to institute any claim against the Company (or any Related Entity), waives Participant’s ability, if any, to bring any such claim, and releases the Company (or any Related Entity) from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)unless otherwise provided for in the Plan or by the Company in its discretion, the grant of Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to or assumed by another company nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the shares of the Company; and
(j)neither the Company nor any Related Entity will be liable for any exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
3.Data Privacy.
(a)Data Privacy Consent. By accepting this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance, Participant is declaring that Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the Related Entities and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(b)Declaration of Consent. Participant understands that Participant needs to review the following information about the processing of Participant’s personal data by or on behalf of the Company or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare Participant’s consent. As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company is the controller of Participant’s Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor. The legal basis for the processing of Participant’s Personal Data, where required, will be Participant’s consent.

(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Participant understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Participant’s Personal Data is his or her consent.
(f)Data Retention. Participant understands that the Company will use Participant’s Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that Participant’s participation in the Plan and Participant’s consent is purely voluntary. Participant may deny or later withdraw Participant’s consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws Participant’s consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of Participant’s consent would not affect Participant’s status or remuneration as a non-employee Director and that Participant would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Participant is based and subject to the conditions set out in the Applicable Laws, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of

Personal Data about Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of Participant’s Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Participant’s service and is carried out by automated means. In case of concerns, Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that Participant should contact stockplanservices@gilead.com.
4.Responsibility for Taxes
(a)Participant acknowledges that, regardless of any action the Company or any Related Entity take with respect to any or all Withholding Taxes related to the Award or Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all such Withholding Taxes is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or any Related Entity. Participant further acknowledges that the Company and any Related Entity (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant or settlement of the Award, the issuance of Shares upon settlement of the Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalent amounts; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if Participant has become subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company and any Related Entity may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(b)The Company will collect, and Participant authorizes the Company to collect, the Withholding Taxes with respect to the issued Shares through an automatic Share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”), unless the Share Withholding Method is not permissible or advisable under local law or until the Company otherwise decides, in its sole discretion, to no longer utilize the Share Withholding Method and provides Participant with a corresponding notice. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(c)If the Share Withholding Method is not being used, then the Withholding Taxes will be collected from Participant through another method set forth in Section 7 of the Plan.
(d)Notwithstanding the above, the Company may collect the Withholding Taxes with respect to the distributed dividend equivalents by withholding a portion of that distribution equal to the amount of the Withholding Taxes.
5.Foreign Account / Assets Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset or account reporting requirements that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent amounts received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant is responsible for knowledge of and compliance with any such regulations and should speak with Participant’s own personal tax, legal and financial advisors regarding same.
6.Language. By electing to accept this Agreement, Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant, to understand the terms and conditions of this Agreement. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in substance from the English version, the English version will control.

APPENDIX B

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions
This Appendix B includes special terms and conditions that govern the Restricted Stock Units granted to Participant if Participant resides in one of the countries listed herein. Capitalized terms used but not defined herein have the meanings set forth in the Agreement (of which this Appendix B is a part) and the Plan.
Notifications
This Appendix B may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Shares he or she acquires under the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant’s country apply to his or her specific situation.
If Participant is a citizen or resident of another country, relocated to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained in this Appendix B may not be applicable to him or her.
Singapore
Notifications
Securities Law Notice. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements under the SFA and the grant of the Restricted Stock Units is not made to Participant with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and Participant should not make (i) any subsequent sale of the Shares in Singapore, or (ii) any offer
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of such subsequent sale of the Shares in Singapore, unless such sale or offer is made: (a) more than six months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or pursuant to, and in accordance with the conditions of, any applicable provisions of the SFA.

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